  Exhibit 10.2

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the "Agreement'), dated as of November 22, 2016, (the "Effective Date"), is by and between root9b Technologies, Inc., a Delaware corporation, with offices located at 4521 Sharon Road, Suite 300, Charlotte NC 28211 (the "Company"), and Michael Effinger (the "Employee").
WITNESSETH:
WHEREAS, the Company desires to set forth the conditions of the Employee's continued employment; and
WHEREAS, the Employee desires to render services to the Company upon the terms and conditions hereinafter set forth.
NOW, THEREFORE, the parties mutually agree as follows:
Section I.             Employment. The Company and Employee agree that Employee's continued
employment shall be subject to the terms and conditions set forth in this Agreement.
Section 2.            Duties. The Employee shall serve as Chief Financial Officer ("CFO") of the Company until November 22, 2016. On that date, the Employee will cease to be the CFO but will continue to provide services during the Term as a non-officer employee, subject to the terms hereof. The Employee shall faithfully perform duties assigned to the Employee by the Chief Operating Officer (the "COO") including services to assist in the transition to a new CFO.
Section 3.           Term and Place of Employment.
3.1          Term of Employment. The term of this Agreement shall be for the period commencing on the Effective Date and ending March 31, 2017 (the "Retention Date"), subject to earlier termination by the parties pursuant to Sections 6 and 7 hereof (the "Term"). The Employee's employment will terminate upon conclusion of the Term. The Employee shall be employed by the Company on an "at will" basis, meaning that either the Company or the Employee may terminate the Employee's employment at any time, with or without Cause.
3.2          Place of Employment. The Employee will be assigned to work at 206 E. Virginia Avenue, Phoenix AZ 85004 through December 16, 2016. The Employee may be required to travel as may be reasonably necessary to fulfill his responsibilities, Effective December 19, 2016 (or sooner if approved by the COO), the Employee no longer needs to come into the office and is authorized to work remotely.
Section 4.           Compensation.
4.1         Salary. The Company shall pay the Employee an annual base salary of $250,000 effective as of October 1, 2016, reduced by applicable tax withholding, payable in accordance with the Company's standard payroll practices.
4.2         Bonus. If the Employee remains continuously employed by the Company from the Effective Date through the Retention Date, completes all tasks assigned to him by the COO to the satisfaction of the COO, and satisfies all conditions of receipt of the payment set forth by the COO, the Company will pay to the Employee $62,500 (the "Retention Bonus") so long as the Employee has signed and delivered to the Company an effective, general release of claims in favor of the Company and its affiliates and representatives, in a form acceptable to the Company (the "Release"), which cannot be revoked in whole or part, by the thirtieth (30th) day after the Employee's termination date (the date that the Release can no longer be revoked is referred to as the "Release Effective Date"). If earned, the Retention Bonus will be paid in installments over three months on the Company's payroll schedule beginning with the first regular payroll after the Release Effective Date. Except as otherwise provided herein, the Employee will forfeit any and all rights to the Retention Bonus upon his termination of employment with the Company. No Retention Bonus will be paid if the Employee does not complete all assigned tasks and satisfy all conditions of receipt as described above.

4.3         Expenses. During the Term, the Company shall reimburse the Employee for all customary and appropriate business-related expenses actually incurred and timely documented in accordance with Company policy, as in effect from time to time.
4.4         Benefits. The Employee shall be permitted during the Term to participate in medical, dental or vision plans, disability insurance plans, bonus plans, 401(k) plan, or similar benefits that may be available to other professionals of the Company to the extent he is eligible under the terms of such plans or programs.
Section 5.            Vacations/Sick Leave/Holidays. The Employee shall be entitled to receive the benefits in the Company time off policy, which currently provides for 20 paid days off per year and increases based on tenure, to be utilized as directed in the Company guidelines.
Section 6.            Disability/Death of the Employee. If the Employee is incapacitated or disabled by accident, sickness or otherwise so as to render the Employee mentally or physically incapable of performing the services required to be performed under this Agreement for a period of sixty (60) consecutive days or longer or for any ninety (90) days in any period of three hundred sixty (360) consecutive days (a "Disability"), or if the Employee dies during the Term, the Company may, at its option, terminate the employment of the Employee under this Agreement immediately upon giving the Employee or the Employee's estate notice to that effect.
Section 7.           Termination.
7.1        Termination for Cause. The Company may terminate the employment of the Employee and all of the Company's obligations under this Agreement at any time for Cause (as hereinafter defined) by giving the Employee notice of such termination, with reasonable specificity of the details thereof. "Cause” shall mean (i) the Employee's misconduct could reasonably be expected to have a material adverse effect on the business and affairs of the Company, (ii) the Employee's disregard of lawful instructions of the Company's Board of Directors, the CEO or COO consistent with the Employee's position relating to the business of the Company or neglect of duties or failure to act, which, in each case, could reasonably be expected to have a material adverse effect on the business and affairs of the Company, (iii) the commission by the Employee of an act constituting common law fraud, or a felony, or criminal act against the Company or any affiliate thereof or any of the assets of any of them, (iv) conviction of a crime involving moral turpitude, or (v) the Employee's material breach of any of the agreements contained herein or any other agreement with the Company. A termination pursuant to Section 7.1(i), (ii) or (v) shall take effect thirty (30) days after the giving of the notice contemplated hereby unless the Employee shall, during such thirty (30) day period, remedy to the satisfaction of the Board of Directors of the Company the misconduct, disregard or breach specified in such notice; provided, however, that such termination shall take effect immediately upon the giving of such notice if the Board of Directors of the Company shall, in its sole discretion, have determined that such misconduct, disregard or breach is not remediable (which determination shall be stated in such notice). A termination pursuant to Section 7.1(iii) or (iv) shall take effect immediately upon the giving of the notice contemplated hereby.

7.2         Termination Without Cause. The Company may terminate the employment of the Employee and all of the Company's obligations under this Agreement (except as hereinafter provided) at any time during the Term without Cause (hereinafter, "Without Cause") by giving the Employee a written notice of such termination, to be effective thirty (30) days following the giving of such written notice.
7.3         Resignation. The Employee may resign or terminate the Employee's employment and all of the Employee's obligations under this Agreement at any time during the Term by giving the Company notice of such termination, with reasonable specificity of the details thereof, to be effective thirty (30) days following the giving of such written notice.
Section 8.          Effect of Termination of Employment.
(a)  Upon the termination of the Employee's employment for Cause, neither he nor the Employee's beneficiaries or estate shall have any further rights under this Agreement or any claims against the Company arising out of this Agreement.
(b)  If the Company terminates the Employee's employment Without Cause before the Retention Date, then the Employee shall be entitled to receive the Accrued Obligations (defined below) and, so long as the Employee has signed and delivered to the Company a Release which cannot be revoked in whole or part, by the thirtieth (30th) day after the Employee's termination date, the Company will pay or provide the following to the Employee:
(i)  The Company will pay to the Employee the Retention Bonus in installments over three months on the Company's payroll schedule beginning with the first regular payroll after the Release Effective Date.
(ii)  The Company will accelerate vesting of outstanding Company stock options so that as of the Employee's termination date he will be vested in the number of options that would have become vested and exercisable through the Retention Date had he remained employed through that date, and the Employee shall be permitted to exercise those options until the earlier of June 29, 2017, or the original expiration date of the options. The Employee understands and agrees that such an extension of any incentive stock options intended to qualified under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), while "in-the-money" will convert the options to nonqualified stock options.
(iii)  Provided that the Employee timely elects COBRA continuation coverage under the Company's group health plan, the Company will provide continued group health plan coverage under COBRA for the Employee and his eligible dependents at the premium rate paid by active employees until the earlier of three (3) months after his termination date or the date the Employee becomes eligible for coverage under another employer's group health plan (provided that the fair market value of COBRA coverage over the premium rate paid by active employees will be considered additional taxable income to the Employee).

(c)  For purposes of this Agreement, "Accrued Obligations" are (i) the Employee's accrued but unpaid salary through the date of termination, and (ii) any unreimbursed business expenses incurred by the Employee payable in accordance with the Company's standard expense reimbursement policies.
(d)  Any damages caused by the termination of the Employee's employment Without Cause would be difficult to ascertain; therefore, the severance for which the Employee is eligible pursuant to the foregoing in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.
(e)  In the event the Employee voluntarily resigns from employment for any reason, dies, or terminates due to Disability prior to the end of the Term, neither he nor the Employee's beneficiaries or estate shall have any right to the Retention Bonus or any further rights under this Agreement or claims against the Company arising out of this Agreement except the right to receive the Accrued Obligations.
(f)  Notwithstanding the preceding provisions of this Section 8, in the event the payments to be received by the Employee would constitute an "excess parachute payment" under the Code, then such payments shall be reduced accordingly so as not to constitute an "excess parachute payment" If a reduction in payments or benefits is necessary, reduction shall occur in the following order: (i) cash payments; (ii) equity-based payments and acceleration; and (iii) other non-cash forms of benefits. Within any such category of payments and benefits (that is, (i), (ii) or (iii)), a reduction shall occur first with respect to amounts that are not "deferred compensation" within the meaning of Section 409A of the Code and then with respect to amounts that are. To the extent any such payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.
Section 9.           Disclosure of Confidential Information. The Employee recognizes that he has had and will continue to have access to secret and confidential information regarding the Company, including but not limited to its customer list, products, formulae, know-how, and business and marketing plans ("Confidential Information"). He acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by the Employee in confidence. In consideration of the obligations undertaken by the Company herein, the Employee will not, at any time, during or after the Employee's employment hereunder, reveal, divulge or make known to any person, any Confidential Information acquired by the Employee during the course of the Employee's employment. The provisions of this Section 9 shall survive the Employee's termination of employment.

Section 10.        Miscellaneous.
10.1     Section 409A. It is the intention of the parties that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to the Employee under Section 409A of the Code and this Agreement shall be interpreted, applied and, to the minimum extent necessary, amended to achieve that intention. Notwithstanding the foregoing, the Company shall not have any liability for the tax treatment of any payments or benefits hereunder. Any termination of the Employee that would result in the receipt of deferred compensation under Section 409A of the Code must also constitute a "separation from service" (as that term is defined in Treasury Regulation Section 1.409A-1(h)). Each payment made under this Agreement shall be treated as a separate payment. In the case of any payment on termination (other than in compliance with the requirements of Treasury Regulation Section 1.409A- 1 (bX9Xiii) or (v) or of any successor thereto or any other provision that exempts a payment from Section 409A of the Code and other than any payment that is a "short-term deferral" within the meaning of Treasury Regulation Section 1.409A-1(b)(4)) while the Employee is a specified employee within the meaning of Section 409A(aX2XB) of the Code, in no event will such payment be made earlier than six months after the Executive's "separation from service" within the meaning of Treasury Regulation Section 1.409A-1(h). In the event that, due to Section 409A of the Code, the Employee does not receive one or more cash payments that would otherwise be due during that six month period, all such delayed payments will be made on the first day after the six-month anniversary of his "separation from service" within the meaning of Treasury Regulation Section 1.409A-1(h), and thereafter any remaining payments shall be made in accordance with any existing schedule. If the Retention Bonus is considered deferred compensation subject to Section 409A of the Code and the period to consider and revoke the Release spans two calendar years, the payment will be made in the second year regardless of when the Release becomes irrevocable.
10.2     Assignments. Neither the Employee nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other.
10.3     Entire Agreement. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the employee's employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between the employee and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.
10.4     Withholding. All amounts payable hereunder shall be subject to applicable tax withholding.
10.5     Binding Effect. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.
10.6     Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7     Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.
10.8     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without giving effect to such State's conflicts of laws provisions and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of Arizona.
10.9     Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.
Root9b Technologies, Inc. By: /s/ Daniel Wachtler Daniel Wachtler, COO By: /s/ Michael J. Effinger Michael J. Effinger